Exhibit 10.2

REVOLVING PROMISSORY NOTE

U.S. $ 25,000,000	As of September 1, 2016

FOR VALUE RECEIVED, ServisFirst Bancshares, Inc., a Delaware corporation, having an address at 850 Shades Creek Parkway, Birmingham, Alabama 35209 (“Maker”), hereby promises to pay to the order of NEXBANK SSB (“Payee”), at its address at 2515 McKinney Avenue, Suite 1100, Dallas, Texas 75201 or such other address as it may designate in writing, the principal sum of TWENTY-FIVE MILLION DOLLARS and NO/100 ($25,000,000), or so much thereof as may be advanced by Payee from time to time hereunder or under the Loan Agreement to or for the benefit or account of Maker, and interest from the date hereof on the balance of principal from time to time outstanding, in United States currency, at the rates and at the times hereinafter described.

This Revolving Promissory Note (this “Note”) is issued by Maker pursuant to (and payment of this Note is governed by) that certain Loan Agreement between Maker and Payee dated as of the date hereof (as modified, amended, renewed, extended, and restated from time to time, the “Loan Agreement”), the terms of which are incorporated herein by express reference as if fully set forth herein. Capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement, unless otherwise defined herein or the context in which such terms are used in this Note indicates otherwise.

1.          Principal and Interest.

(a)          The maximum aggregate principal amount of this Note shall not exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000). Maker may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of the Loan Agreement; provided, however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. All principal, interest and other sums due under this Note shall be due and payable in full on the Maturity Date, to the extent not previously paid.

(b)          Subject to Section 1(c) below, the unpaid principal amount of this Note from time to time outstanding shall bear interest at the Note Rate, unless the Default Rate becomes applicable. Interest shall be calculated for the actual number of days elapsed on the basis of a 365-day year, including the first date of the applicable period to, but not including, the date of repayment. The Loan shall bear interest at the Default Rate upon the occurrence and during the continuance of an Event of Default.

(c)          Principal and interest on this Note shall be paid as provided in the Loan Agreement.

2.          Maximum Lawful Rate. It is the intent of Maker and Payee to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contracted for, charged or received under this Note and the other Loan Documents exceed the highest lawful interest rate permitted under applicable law. If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the highest lawful interest rate permitted under applicable law, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on this Note in the inverse order of its maturity and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loan so that the amount of interest on account of such obligation does not exceed the maximum permitted by applicable law. As used in this Section, the term “applicable law” shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

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3.          Payments. All payments on account of the indebtedness evidenced by this Note shall be made to Payee not later than 2:00 p.m. Dallas, Texas time on the day when due, or if such day is other than a Business Day, then on the next succeeding Business Day, in lawful money of the United States and shall be first applied to the payment of late charges, costs of collection or enforcement and other similar amounts due, if any, under this Note as and to the extent provided in the Loan Agreement, then to accrued but unpaid interest payable hereunder and the remainder to reduce the principal amount of this Note then outstanding.

4.          Maturity Date. The indebtedness evidenced hereby shall mature on the Maturity Date, or if the Maturity Date of this Note is accelerated under the terms of the Loan Agreement, then on such earlier date. On the Maturity Date, or such earlier date, as the case may be, the entire outstanding principal balance hereof, together with accrued and unpaid interest and all other sums evidenced by this Note, shall, if not sooner paid, become due and payable.

5.          General Provisions.

(a)          In the event (i) the principal balance hereof is not paid when due, whether on the Maturity Date or such earlier date, if any, to which the Maturity Date may be accelerated pursuant to the Loan Agreement (as the case may be), or (ii) an Event of Default occurs, then the principal balance hereof shall thereafter bear interest at the Default Rate until such date, if any, on which the Event of Default is cured or otherwise ceases, at which time any remaining principal balance shall again bear interest at the Note Rate. In addition, for any installment (exclusive of the payment due upon the Maturity Date) which is not paid by the tenth (10th) day following the Payment Date on which it is due, a late charge shall be due and payable to the holder of this Note on demand to cover the extra expense involved in handling delinquent payments. Such late charge shall equal the lesser of (a) five percent (5%) of the amount of such installment, or (b) five hundred dollars ($500).

(b)          Maker agrees that the obligation evidenced by this Note is an exempt transaction under the Truth-in-Lending Act, 15 U.S.C. § 1601, et seq.

(c)          This Note and all provisions hereof shall be binding upon Maker and all persons claiming under or through Maker, and shall inure to the benefit of Payee, together with its successors and assigns, including each owner and holder from time to time of this Note.

(d)          Time is of the essence as to all dates set forth herein.

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(e)          To the fullest extent permitted by applicable law, Maker agrees that its liability shall not be in any manner affected by any indulgence, extension of time, or renewal, granted or consented to by Payee; and Maker consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and to any substitution, exchange or release of the collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any makers, endorsers, guarantors, or sureties, all whether primarily or secondarily liable, without notice to Maker and without affecting its liability hereunder.

(f)          To the fullest extent permitted by applicable Law, Maker hereby waives and renounces for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, or exemption and homestead laws now provided, or which may hereafter be provided, by the laws of the United States and of any state thereof against the enforcement and collection of the obligations evidenced by this Note.

(g)          If this Note is placed in the hands of attorneys for collection or is collected through any legal proceedings, Maker promises and agrees to pay, in addition to the principal, interest and any other sums due and payable hereunder, all costs incurred by Lender to collect, or attempt to collect this Note, including all reasonable attorneys’ fees and disbursements actually incurred by the Lender.

(h)          To the fullest extent permitted by applicable law, (i) all parties now or hereafter liable with respect to this Note, whether Maker, principal, surety, guarantor, endorsee or otherwise hereby severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest, and (ii) no failure to accelerate the indebtedness evidenced hereby, acceptance of a past due installment following the expiration of any cure period provided by this Note, any Loan Document or applicable law, or indulgences granted from time to time shall be construed (A) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note, or (B) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State of Texas.

(i)          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(j)          THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature page follows.]

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Maker has delivered this Note as of the day and year first set forth above.

MAKER:

SERVISFIRST BANCSHARES, INC.,
a Delaware corporation

By:	/s/ William M. Foshee
Name:	William M. Foshee
Title:	Executive Vice President and
Chief Financial Officer

Signature Page to Revolving
Promissory Note